Exhibit L

EXECUTION COPY

LIMITED GUARANTEE

OF

ELON MUSK

This LIMITED GUARANTEE, dated as of April 25, 2022 (this “Limited Guarantee”), by Elon Musk (the “Guarantor”), in favor of Twitter, Inc., a Delaware corporation (the “Guaranteed Party”). Capitalized or other terms used and not defined herein but defined in the Merger Agreement (as defined below) shall have the meanings ascribed to them in the Merger Agreement.

1.            Limited Guarantee. To induce the Guaranteed Party to enter into the Merger Agreement, dated as of the date hereof (as amended, restated, supplemented or modified from time to time, the “Merger Agreement”), by and among the Guaranteed Party, X Holdings II, Inc., a Delaware corporation (“Acquisition Sub”), X Holdings I, Inc., a Delaware corporation (“Parent”), and Elon Musk, solely for certain sections of the Merger Agreement, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due, complete and punctual payment, observance, performance and discharge of the payment obligations of Parent with respect to (i) the Parent Termination Fee, if and when due pursuant to Section 8.3(b) of the Merger Agreement (the “Parent Termination Fee Obligation”) and (ii) any other reimbursement, indemnification or payment obligations of Parent, if and when due pursuant to Section 6.11, Section 8.2 or Section 8.3(c) of the Merger Agreement (the “Other Payment Obligations”, and together with the Parent Termination Fee Obligation, collectively the “Obligations”); provided, that in no event shall the Guarantor’s maximum liability under this Limited Guarantee exceed an amount equal to the following amount (the “Cap”): (A) $1,000,000,000, minus (B) the amount of any Obligations actually paid by or on behalf of the Guarantor to the Guaranteed Party (or their designee(s)) pursuant to this Limited Guarantee. The Guaranteed Party may, in its sole discretion, bring and prosecute a separate proceeding against the Guarantor for the full amount of the Obligations (subject to the Cap), regardless of whether the proceeding is brought against Parent, or whether Parent is joined in any such proceeding; provided, that in no event shall the Guarantor be required to pay any amount under, in respect of, or in connection with this Limited Guarantee in excess of the Cap. The parties agree that this Limited Guarantee may not be enforced without giving effect to the Cap and the immediately preceding sentence and that the Guaranteed Party will not seek to enforce this Limited Guarantee for an amount in excess of the Cap. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the Guarantor reserves the right to, and the Guaranteed Party covenants and agrees that the Guarantor may, assert any and all defenses to the payment of the Obligations that Parent may have under the Merger Agreement. The Guaranteed Party hereby agrees that (x) in no event shall the Guarantor be required to pay any amount to the Guaranteed Party under, in respect of, or in connection with this Limited Guarantee or the Merger Agreement, other than as expressly set forth herein and other than the Guarantor’s obligations under that certain letter agreement dated as of the date hereof between the Guarantor and Parent, pursuant to which the Guarantor has agreed to make a certain equity contribution to Parent (the “Equity Commitment Letter”) and (y) the Guarantor shall have no obligation or liability to any Person under this Limited Guarantee or the Merger Agreement (whether in law, in equity, in contract, in tort or otherwise) other than as expressly set forth herein or in the Equity Commitment Letter or the Merger Agreement; provided, that the foregoing is not intended to diminish or otherwise limit in any way the Guaranteed Party’s rights under the Merger Agreement, including pursuant to Section 9.9 of the Merger Agreement. All payments hereunder shall be made in United States Dollars in immediately available funds.

2.            Nature of Limited Guarantee. The Guaranteed Party shall not be obligated to file any proceeding relating to the Obligations in the event that Parent or Acquisition Sub becomes subject to an insolvency, bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Obligation is rescinded or must otherwise be returned (and is so returned) to the Guarantor (or its designee) for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations (subject to the terms and conditions hereof, including the Cap) as if such payment had not been made (but only to the extent of the amount so rescinded or otherwise returned). This Limited Guarantee is an unconditional guarantee of payment and not of collection.

3.            Changes in the Obligations; Certain Waivers.

(a)            The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any Obligation, and may also enter into any agreement with Parent or any other Person interested in the transactions contemplated by the Merger Agreement for the extension or renewal of the terms of the Merger Agreement or of any agreement between the Guaranteed Party and Parent or any such other Person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or any other Person interested in the transactions contemplated by the Merger Agreement; (ii) any change in the time, place or manner of payment of any Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with any Obligation; (iii) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement; (iv) any change in the corporate existence, structure or ownership of Parent or any other Person interested in the transactions contemplated by the Merger Agreement; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any other Person interested in the transactions contemplated by the Merger Agreement or affecting any of their respective assets; (vi) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent or the Guaranteed Party, whether in connection with any Obligation or otherwise; (vii) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any Obligation; or (viii) any lack of validity, legality or enforceability of the Merger Agreement (x) resulting from a breach of any representation, warranty or covenant in the Merger Agreement by Parent or Acquisition Sub, other than by reason of fraud by the Guaranteed Party, or (y) pursuant to or in connection with or arising with or arising from, in or under, any insolvency, bankruptcy, winding up, moratorium, receivership, dissolution, assignment, reorganization or other similar proceeding commenced against Parent or Acquisition Sub; provided, however, that notwithstanding the foregoing (but subject to Section 2 hereof), the Guarantor shall be fully released and discharged hereunder if the applicable Obligations are paid in full to the Guaranteed Party in accordance with the Merger Agreement and this Limited Guarantee. To the fullest extent permitted by applicable legal requirements, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any legal requirement which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligation incurred and all other notices of any kind (other than notices to Parent pursuant to the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar legal requirement now or hereafter in effect, any right to require the marshalling of assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than knowing and intentional fraud by the Guaranteed Party, defenses to the payment of the Obligations that are available to Parent under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(b)            The Guaranteed Party hereby covenants and agrees that it shall not, directly or indirectly, institute or assert, and shall cause its controlled Affiliates and Subsidiaries not to, directly or indirectly, institute or assert, any action, suit, claim, arbitration or other proceeding, whether at law, in equity or otherwise (a “Claim”) arising under, or in connection with the Equity Commitment Letter, this Limited Guarantee or the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any other Related Party (as defined below), except for Claims that are Non-Prohibited Claims (as defined in the Equity Commitment Letter) against such Person, and the Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any Claims asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent is relieved (other than by operation of any bankruptcy, insolvency or similar law) of all or any portion of the obligation to pay the Parent Termination Fee Obligation or the Other Payment Obligations under the Merger Agreement, the Guarantor shall be similarly relieved of all or such portion of the Parent Termination Fee Obligation or the Other Payment Obligations, respectively, under this Limited Guarantee.

(c)            Subject to the first sentence of Section 1, the Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Related Party or any other Person (including Parent) interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s Obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against any Related Party or such other Person (including Parent) whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Related Party or such other Person (including Parent), directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable by the Guarantor under this Limited Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of all amounts payable by the Guarantor under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligations.

4.            No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by any legal requirement or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5.            Representations and Warranties. The Guarantor hereby represents and warrants that:

(a)            he has all necessary power and authority to execute, deliver and perform this Limited Guarantee;

(b)           the execution, delivery and performance of this Limited Guaranty by the Guarantor does not and will not (i) violate any rule of Law or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any material contract binding on the Guarantor’s assets to which he is a party;

(c)         except for the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) of the Merger Agreement, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this letter agreement;

(d)         this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except (x) as may be limited by any bankruptcy, insolvency, reorganization, moratorium and similar legal requirements affecting or relating to the enforcement of creditors’ rights generally and (y) is subject to general principles of equity, whether considered in a proceeding at law, in equity, in contract, in tort or otherwise; and

(e)            he has, and will have, the financial capacity to pay and perform the Obligations under this Limited Guarantee for so long as this Limited Guarantee shall remain in effect in accordance with Section 8.

6.            Assignment. The Guarantor may not assign all or a portion of his obligations to fund the Obligations to any Person. The Guaranteed Party may not assign any of its rights or obligations set forth herein without the prior written consent of the Guarantor.

7.            Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and shall be deemed to have been duly given or made: (a) when personally delivered, (b) when delivered by email transmission with receipt confirmed (other than automatically generated confirmation) or (c) one (1) Business Day after deposit with an overnight courier service, in each case to the addresses, email addresses and attention parties indicated below:

(a)	If to the Guarantor, to:

2110 Ranch Road

620 S. #341886,

Austin, TX 78734

Attention:	Elon Musk

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Ave, Suite 1400
Palo Alto, California 94301

Phone:	(650) 470-4500
Email:	mike.ringler@skadden.com

sonia.nijjar@skadden.com

dohyun.kim@skadden.com

Attention:	Mike Ringler

Sonia K. Nijjar

Dohyun Kim

(b)	If to the Guaranteed Party, to:

Twitter, Inc.
1355 Market Street, Suite 900
San Francisco, California 94103

Email:	vijaya@twitter.com
Attention:	General Counsel

with copies to (which shall not constitute actual or constructive notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn:	Katharine A. Martin

Martin W. Korman

Douglas K. Schnell

Remi P. Korenblit

Email:	kmartin@wsgr.com

mkorman@wsgr.com

dschnell@wsgr.com

rkorenblit@wsgr.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn:	Alan Klein

Anthony F. Vernace

Katherine M. Krause

E-mail:	aklein@stblaw.com

avernace@stblaw.com

katherine.krause@stblaw.com

8.            Continuing Guarantee. Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, his assigns until all Obligations have been indefeasibly paid, observed, performed and satisfied in full, at which time this Limited Guarantee shall terminate and the Guarantor and his assigns shall have no further obligations under this Limited Guarantee. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest to occur of (a) the Closing, (b) subject to the Cap, payment in full pursuant to this Limited Guarantee of all amounts payable with respect to the Obligations, (c) the termination of the Merger Agreement by mutual written consent of Parent and the Guaranteed Party pursuant to Section 8.1(a) therein, and (d) sixty (60) days after the valid termination of the Merger Agreement in accordance with its terms (other than termination for which clause (c) applies), unless (x) a notice of a claim for payment of any Obligation is presented in writing by the Guaranteed Party to Parent or the Guarantor or (y) the Guaranteed Party shall have commenced a legal proceeding against the Guarantor or Parent alleging that Parent is liable for payment obligations under the Merger Agreement or against the Guarantor that amounts are due and owing from the Guarantor pursuant to this Limited Guarantee, in each of the cases of clauses (x) or (y), on or prior to such sixty (60) day period (in which case, the date of termination of this Limited Guarantee shall be the date the claims set forth in such notice are (x) resolved by a final, non-appealable order of a court specifically identified in Section 10 and all amounts (if any) payable by the Guarantor under this Limited Guarantee in respect of such resolution have been indefeasibly paid, observed, performed and satisfied in full, or (y) resolved as agreed in writing by the parties hereto). Notwithstanding the foregoing, in the event that the Guaranteed Party asserts in any Claim (a) that the provisions of Section 1 limiting the Guarantor’s liability to the Cap or the provisions of this Section 8 or Section 9 are illegal, invalid or unenforceable in whole or in part, or (b) any theory of liability against the Guarantor, Parent or any Related Party with respect to this Limited Guarantee, the Equity Commitment Letter, the Merger Agreement or any of the transactions contemplated hereby or thereby (other than, solely with respect to this clause (b), any claim that is a Non-Prohibited Claim against such Person), then (A) the obligations of the Guarantor under this Limited Guarantee automatically and immediately become void ab initio, (B) if the Guarantor has previously made any payments under this Limited Guarantee, the Guarantor shall be entitled to such payments from the Guaranteed Party and (C) neither the Guarantor nor any Related Party shall have any liability to the Guaranteed Party or any other Person in any way with respect the Merger Agreement, the Equity Commitment Letter, this Limited Guarantee or to the transactions contemplated thereby or hereby.

9.            No Recourse. The Guaranteed Party acknowledges the separate organizational existence of Parent and that, as of the date hereof, Parent’s sole assets (if any) are a de minimis amount of cash, and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs. By its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, acknowledges and agrees that it has no right of recovery against, no recourse shall be had against and no liability, whether personal or otherwise, shall attach to, any Affiliate or Representative of the Guarantor, or any current, former or future equityholder, controlling person, general or limited partner, member, incorporator, Affiliate or Representative of any of the foregoing, or any of their respective successors, predecessors or assigns (or any successors, predecessors or assigns of the foregoing) (in each case other than Parent, Acquisition Sub, the Guaranteed Party and the Guarantor and their respective successors (if applicable) and permitted assigns, a “Related Party” and together, the “Related Parties”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law, in equity, in contract, in tort or otherwise) by or on behalf of Parent against any Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable legal requirement, or otherwise, except, for their rights to recover from the Guarantor under and to the extent provided in this Limited Guarantee, and any Claims that are Non-Prohibited Claims against such Person; it being agreed and acknowledged that no liability, whether personal or otherwise, whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligation of the Guarantor under this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any documents or instrument delivered by the Guarantor in connection herewith or therewith or in respect of any transaction contemplated hereby or thereby. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as expressly set forth herein. Except for Non-Prohibited Claims, recourse against the Guarantor under this Limited Guarantee shall be the sole and exclusive remedy of Parent and all of its Affiliates and Subsidiaries against the Guarantor in respect of any liabilities or obligations arising under, or in connection with, the Equity Commitment Letter, the Merger Agreement or the transactions contemplated thereby, and such recourse shall be subject to the limitations described herein and therein. Parent hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any Claim arising under, or in connection with, the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter or, in each case, the transactions contemplated hereby or thereby, against the Guarantor or any of their Affiliates, except for the Non-Prohibited Claims and the Guarantor hereby covenants and agrees that he shall not institute, and shall cause his Affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

10.            Governing Law; Consent to Jurisdiction. This Limited Guarantee, and all actions, causes of action, claims, cross-claims, third-party claims or proceedings of any kind (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Limited Guarantee, or the negotiation, execution or performance hereof (including any action, cause of action, claim, cross-claim, third-party claim or proceeding of any kind based upon, arising out of or related to any representation or warranty made in or in connection herewith) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event any dispute arises out of this Limited Guaranty or the transactions contemplated by this Limited Guaranty, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Limited Guaranty in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Limited Guaranty and (v) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

11.            Entire Agreement; Amendments and Waivers. This Limited Guarantee, the Merger Agreement (including the Exhibits and Schedules thereto), and the Equity Commitment Letter represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Limited Guarantee may only be amended, restated, supplemented or otherwise modified or waived by a written instrument signed by each of the parties hereto. No action taken pursuant to this Limited Guarantee, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or obligation contained herein. The waiver by any party hereto of a breach of any provision of this Limited Guarantee shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.            Severability. If any condition, term or other provision of this Limited Guarantee is invalid, illegal, or incapable of being enforced by any legal requirement or public policy, all other conditions, terms or provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Limited Guarantee may not be enforced without giving effect to the Cap and to the provisions of Section 9. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.            Counterparts; Delivery by Email. This Limited Guarantee may be executed in any number of counterparts (including counterparts transmitted in .pdf or similar format) with the same eﬀect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. In addition, PDF signatures of authorized signatories of any party shall be valid and binding and delivery of a PDF signature by any party shall constitute due execution and delivery of this letter agreement.

14.            WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTY OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTOR:

ELON MUSK

/s/ Elon Musk

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTEED PARTY:

TWITTER, INC.

By:	/s/ Bret Taylor
Name: Bret Taylor
Title: Chair of the Board of Directors

[Signature Page to Limited Guarantee]